NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

John P. Phelan Appointed to the Board of Directors of Everest Re Group, Ltd.

HAMILTON, Bermuda – May 19, 2011 -- Everest Re Group, Ltd. (NYSE: RE) announced the appointment of John P. Phelan to its Board of Directors, effective May 18, 2011.

John P. Phelan formerly served as Chairman, President and Chief Executive Officer of Munich Re America Corporation and Munich Reinsurance America, Inc. and served as a member of Munich Reinsurance Company’s Board of Management until his retirement in 2007. Prior to assuming these positions in 2002, Mr. Phelan was President of Munich Reinsurance Company of Canada for 16 years. Having joined Munich Re in 1973, Mr. Phelan held various senior executive positions both in Canada and the United States.

Mr. Phelan was a member of the Board of Trustees of the AICPCU, and has served on the Executive Committee and Board of Directors of the Reinsurance Association of America (RAA), as well as the Education Committee and Board of Directors of St. John’s University, School of Risk Management. Throughout his career, Mr. Phelan has served on numerous industry related committees and councils in both the United States and Canada.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “I am pleased to welcome John to the Everest Board of Directors. He is an admired leader with a significant wealth of industry experience. His counsel will be invaluable, particularly as we navigate through today’s market challenges. Everest has an outstanding Board and John is certainly a wonderful addition.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.